                                                                               .
                                                                               .
                                                                               .
Exhibit 12.1

                       SUMMIT PROPERTIES PARTNERSHIP, L.P.
               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                       YEAR ENDED DECEMBER 31,
                                                         2002        2001       2000        1999        1998
                                                       ----------  ---------- ----------  ----------  ----------

Net income                                              $115,928    $ 77,316   $ 86,813    $ 59,760    $ 66,475
Interest:
   Expense incurred                                       34,493      39,854     38,649      37,282      32,550
   Amortization of deferred financing costs                1,254       1,404      1,072         992         956
   Rental fixed charges                                      287         291        280         159         133
                                                       ----------  ---------- ----------  ----------  ----------
   Total                                                $151,962    $118,865   $126,814    $ 98,193    $100,114
                                                       ==========  ========== ==========  ==========  ==========

Fixed charges:
   Interest expense                                     $ 34,493    $ 39,854   $ 38,649    $ 37,282     $32,550
   Interest capitalized                                   10,360      11,080     11,117       7,888       6,143
   Dividends to preferred unitholders in
      operating partnership                               12,420      12,420     12,420       6,698           -
   Rental fixed charges                                      287         291        280         159         133
   Amortization of deferred financing costs                1,254       1,404      1,072         992         956
                                                       ----------  ---------- ----------  ----------  ----------
     Total                                              $ 58,814    $ 65,049   $ 63,538    $ 53,019    $ 39,782
                                                       ==========  ========== ==========  ==========  ==========

Ratio of earnings to fixed charges                          2.58        1.83       1.99        1.85        2.52
                                                       ==========  ========== ==========  ==========  ==========